Hub Group, Inc. Announces a Definitive Agreement to Acquire DNJ Transportation

Downers Grove, Ill., September 12, 2007 / PRNewswire- First Call/-- Hub Group, Inc. (Nasdaq: HUBG) announced today that Comtrak Logistics, Inc., its wholly owned subsidiary, has entered into a definitive agreement to acquire the assets of DNJ Transportation, Inc. and its affiliates.

DNJ is a privately-held intermodal trucking company whose primary focus is international drayage for the intermodal sector.  DNJ was established in 1975 and is headquartered in Cicero, Illinois.  It has 116 drivers, of which 60% are owner operators.  DNJ has four terminals located in Illinois and Indiana.  DNJ’s revenue in 2006 was approximately $14 million.  Hub Group estimates the DNJ acquisition will be accretive to its annual earnings per share by approximately $0.03.

The total purchase price is approximately $12.1 million.  Hub will pay $9.6 million in cash at closing, which is expected to occur at the beginning of October.  The purchase price will be subject to adjustment based on DNJ’s working capital at closing.  In addition, the agreement provides for an earn-out for the remainder of 2007, 2008 and 2009, which combined will not exceed $2.5 million.  The closing is subject to certain customary closing conditions and approvals.

David P. Yeager, Hub’s CEO, commented, “We are excited about adding DNJ to our Comtrak drayage business. DNJ’s international intermodal business will provide us with immediate growth in this key market. The acquisition is consistent with our strategic plan to increase the amount of drayage we perform.”  Yeager finished his comments by saying, “We’re pleased that Joe Tovo III, Vice President of DNJ, will join the Comtrak team as Manager of International Drayage.  We welcome all of the DNJ employees and customers and look forward to serving the market with our combined resources.”

ABOUT HUB GROUP: Hub Group, Inc. is a leading asset light freight transportation management company providing comprehensive intermodal, truck brokerage and logistics services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

ABOUT DNJ:  DNJ Transportation is a full-service intermodal trucking company with headquarters in Cicero, Illinois.  DNJ’s web address is www.godnj.com.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2006 and the reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007.  Hub Group assumes no liability to update any such forward-looking statements.

SOURCE: HUB GROUP, INC.

CONTACT: Amy Lisek of Hub Group, Inc., +1-630-795-2214